Exhibit (c)(2)
PRESENTATION TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS CONFIDENTIAL DECEMBER 27, 2005

The information herein has been prepared by Lazard based upon information supplied by iPayment, Inc. (the "Company"), or which is publicly available, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by Management of the Company with respect to the anticipated future performance of the Company and its businesses. We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or any of its businesses, or concerning the solvency or fair value of the Company or any of its businesses. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. We assume no responsibility for updating or revising our analyses contained herein based on circumstances or events occurring after the date of these materials. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard. Lazard is not responsible for and is not providing to the Company any tax, accounting, actuarial, legal or other specialist advice. Our engagement and the following presentation are solely for the use and benefit of the Special Committee of the Company's Board of Directors. Our presentation does not address the merits of the underlying decision by the Company to engage in any transaction it may be considering and the relative merits of any such transaction as compared to other business strategies that might be available. This presentation is not intended to and does not constitute a recommendation to any holder of shares of the Company as to whether such holder should take any action with respect to such shares. Furthermore, this presentation is not intended to confer rights and remedies upon any shareholders of the Company or any other person. Lazard is acting as investment banker to the Special Committee, and we will receive a fee for our services, a portion of which is contingent on the Company completing a sale transaction. In the ordinary course of our respective businesses, Lazard or Lazard Capital Markets LLC may actively trade shares of the common stock and/or other securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Disclaimer

CONFIDENTIAL I TRANSACTION OVERVIEW 1 II IPAYMENT OVERVIEW 6 III VALUATION 11 APPENDIX 24 Table of Contents

I Transaction Overview

Summary of Key Business Terms 1

Summary of Key Business Terms (cont'd) 2

Estimated Sources and Uses ($ in millions) 3 Source: Company management. Banc of America has also agreed to provide a committed Bridge Facility. $25 million facility; $0 to be drawn at closing. (c) Pro forma management projections, as provided by management, reflecting full year results of National Processing Management Group acquisition, public company expense savings and projected improvement in JV operating results. (d) As of estimated closing at 3/31/06; excluding the impact of interest accruals under the purchase price adjustment mechanism. The acquisition will be financed with senior and subordinated debt and an equity contribution in the form of existing common shares owned by certain stockholders of the Company, including certain members of the Company's senior management

Financial Summary ($ in millions) 4 Source: Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections.

Transaction Analysis ($ in millions) 5 Source: Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections. (a) As of estimated closing at 3/31/06. Enterprise value adjusted to exclude FDC Portfolios value (midpoint valuation range-see page 18). Assumes debt is fully allocated to FDC Portfolios.

II iPayment Overview

iPayment Background 6 Source: Company management and Nilson's report. Founded in 2000, iPayment has grown through acquisitions to become the 12th largest merchant acquiring company in the U.S.: $12.8bn processed transaction volume; 0.8% market share

Corporate Overview ($ in millions) 7 Source:: Company management. Note: Headcount as of 9/30/05 (consolidated figure includes 14 employees at corporate level); Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections. (a) Includes CardSync, E-Commerce Exchange, iPayment Inc., iPayment Tech, Quad City, iPayment ICE, iPayment of Maine and iPayment of Eureka. (b) Includes AMS & FMBS.

Historical Financial Performance ($ in millions, except stated otherwise) 8 Source: Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections.

Projected Financial Performance ($ in millions) 9 Revenue EBITDA Revenue Growth Ongoing Business 19.1% 10.4% 7.1% 6.0% 5.1% NM (10.0%) (9.9%) (9.9%) (9.8%) (9.8%) Excl. NPMG/ICE 14.7 Source: Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections.

EBITDA Breakdown - Ongoing Business vs. FDC Portfolios ($ in millions) 10 Source: Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections.

III Valuation

Stock Price Performance Since IPO 11 Source: FactSet (12/22/05).

Relative Market Performance 12 Source: FactSet (12/22/05). Includes reinvestment of dividends. (a) Includes First Data, TSYS, Global Payments, Certegy, Checkfree, Heartland, MoneyGram and Wright Express.

Analyst Estimates Snapshot - October 2005 (Pre $43.00 Offer) 13 Source: Thomson Research and Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections.

Valuation Methodology 14

Publicly Traded Comparables - Business Overview 15 Source: For comparable companies; company filings, recent research and IBES estimates. For iPayment; Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long- Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections. Note: Based on calendar years.

Publicly Traded Comparables - Valuation Statistics ($ in millions, except per share data) 16 Source: Filings and Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections. (a) Source: IBES estimates. Calendar year estimates. Source: Recent equity research. Calendar year estimates. Enterprise value adjusted to exclude FDC Portfolios value (midpoint valuation range-see page 18). Assumes debt is fully allocated to FDC Portfolios.

Publicly Traded Comparables - Valuation Analysis ($ in millions) 17 Source: Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections.

Discounted Cash Flow Analysis - FDC Portfolios ($ in millions) 18 Source: Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections.

Discounted Cash Flow Analysis - Ongoing Business ($ in millions) 19 Source: Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections.

Precedent Transactions ($ in millions) 20 Source: SDC, Dealogic and SNL (includes payment processing deals since 1/1/1999, on U.S. targets). (a) Multiple based on 2002 net revenues.

Precedent Transactions - Valuation Analysis ($ in millions) 21 Source: Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections.

Premiums Paid Analysis 22 Source: Dealogic (includes all offers on U.S public companies, as of 12/7/05, with a deal value comprised between $750mm and $1,000mm, since 1/1/2001; excludes 5 high and low outliers). (a) High and low premiums applied to average of current and unaffected share prices.

Valuation Summary 23 (a) Trading valuation. Takeover valuation.

Appendix IPAYMENT

Interest Cost Analysis - Estimated 24 Source: Bloomberg. Note: Monthly and daily rates based on compound calculation. (a) 17.7mm basic shares outstanding as of 8/31/05.

Summary LBO Analysis ($ in millions) 25 Source: Company management. Note: Lazard reviewed three sets of financial projections: the January Long-Term Projections, the Adjusted Management Long-Term Projections and the Sensitivity Case. In providing this fairness opinion, Lazard has relied solely on the most recent projections provided by Management: the Adjusted Management Long-Term Projections. The Adjusted Management Long-Term Projections are pro forma for private company expense savings of $4.9mm per year ($2.1mm public company expense, $1.5mm staff reduction and $1.3mm bonus payments) and pro forma for shutdown of ICE Utah Joint Venture. Terminal value based on (i) EBITDA exit multiples of 9x-11x for Ongoing Business and (ii) midpoint of DCF valuation range for FDC Portfolios. FDC Portfolio valuation range based on a 5-year DCF from 2010E to 2015E using EBITDA exit multiples of 3x-4x and discount rates of 11%-14%. Assumes 3/31/06 close. Assumes 50% of senior debt swapped to comparable fixed term. Assumes 10% of realized upside return to terminal equity value over the initial equity investment ($171mm) is paid to non "rollover equity" management.

Weighted Average Cost of Capital 26 (a) Source: Barra's predicted betas (December 2005). (b) Based on market values as of 12/22/05 and value of debt as of last available release. (c) Relevered beta = unlevered beta * [ 1 + (Debt/Equity)*(1-Tax Rate) ]. (d) Based on market yields of comparably rated debt.

Rollover Share Contribution 27 Note: As detailed per Exchange Agreement.

28 EBITDA Coverage Analysis ($ in millions) Assumes pro forma LTM 12/31/05E EBITDA equals $113.0mm Maximum guaranteed number of shares includes (i) 3.74 million shares committed from Greg Daily, Carl Grimstad and certain trusts controlled by such persons or affiliates, (ii) 0.58 million shares committed from Stream Family Entities and certain trusts controlled by such persons or affiliates and (iii) commitment by Greg Daily and Carl Grimstad to "top up" equity, as required, up to an additional $18.7 million in cash and/or shares totaling $206.6 million.